Exhibit 10.5
QUANTUM CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
FOR NON-U.S. EMPLOYEES

Quantum Corporation (the “Company”) hereby grants you, %%FIRST_NAME%-% %%LAST_NAME%-% (the “Employee”), the number of Restricted Stock Units under the Company's 2012 Long-Term Incentive Plan (the “Plan”) indicated below. Capitalized terms used and not defined herein will have the meaning set forth in the Plan. Subject to the provisions of Appendix A, any special terms and provisions for your country set forth in Appendix B and of the Plan, the principal features of this award are as follows:

Number of Restriced Stock Units:	0 - %%TOTAL_SHARES_GRANTED%-%

Vesting of Restricted Stock Units:	The Restricted Stock Units will vest upon achievement of both performance goals and time-based vesting requirements, described in detail in Exhibit A.

IMPORTANT:
By electronically accepting this award, you agree that this award is subject to all of the terms and conditions contained in Appendix A, Appendix B and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units covered by this grant is contained in paragraphs 3 through 5 of Appendix A. Also, your acceptance of this award means that you agree that the Company may use and transfer your personal information as described in paragraph 15 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A AND ANY PROVISIONS FOR YOUR COUNTRY SET FORTH IN APPENDIX B TO THIS RESTRICTED STOCK UNIT AGREEMENT FOR NON-U.S. EMPLOYEES (THE “AGREEMENT”), WHICH, TOGETHER, CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS GRANT.

In addition, by accepting this award, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.” Please be sure to retain a copy of your electronically signed Agreement; you may obtain a paper copy at any time and at the

Company’s expense by requesting one from the Company’s Stock Administration Department (see paragraph 13 below).

APPENDIX A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT AGREEMENT
FOR NON-U.S. EMPLOYEES
1.Grant. The Company hereby grants to the Employee under the Plan the number of Restricted Stock Units indicated on the first page of this Agreement, subject to the terms and conditions set forth in the Agreement, including this Appendix A and any special terms and conditions for the Employee’s country set forth in Appendix B, and the Plan. When Shares are paid to the Employee in payment for the Restricted Stock Units, par value will be deemed paid by the Employee for each Restricted Stock Unit by past services rendered by the Employee and will be subject to the appropriate tax withholdings.
2.Company’s Obligation to Pay. On any date, a Restricted Stock Unit has a value equal to the Fair Market Value of one Share. Unless and until the Restricted Stock Units have vested in accordance with the Vesting Schedule set forth on the first page of this Agreement, the Employee will have no right to payment of the Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, Restricted Stock Units represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Vesting Schedule. Except as provided in paragraph 4, and subject to paragraph 5, the Restricted Stock Units subject to this grant will vest as to the number of Restricted Stock Units, and on the dates shown, on the first page of this Agreement, but in each case, only if the Employee’s status as a Service Provider has not been interrupted, as further described in paragraph 5.
4.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of all or a portion of the Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having been earned (vested) as of the date specified by the Administrator. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the interruption of the Employee’s status as a Service Provider (provided that such interruption is a “separation from service” within the meaning of Section 409A), as determined by the Company), other than due to death, and if (x) the Employee is a “specified employee” within the meaning of Section 409A at the time of such interruption and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to the Employee on or within the six (6) month period following Employee’s “separation from service” (within the meaning of Section 409A), then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of such separation, unless the Employee dies during such six (6) month period, in which case, the Restricted Stock Units will be paid to the Employee’s estate as soon as practicable following his or her death, subject to paragraph 8. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Employee will cooperate diligently to amend the terms of this Agreement to avoid the imposition of any taxes or penalties under Section 409A. Notwithstanding the foregoing, under no circumstances will the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Employee due under Section 409A or any other law or regulation. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5.Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units that have not vested pursuant to paragraphs 3 or 4 will be forfeited and cancelled automatically on the first to occur of (a) the date the Employee’s status as a Service Provider is interrupted or (b) any Termination Date set forth on the first page of this Agreement.
For purposes of these Restricted Stock Units, the date the Employee’s status as a Service Provider is interrupted (regardless of the reason for such interruption and whether or not later found to be invalid or in breach of labor laws or the terms of the Service Provider’s employment or service agreement, if any) is the date that the Employee is no longer actively employed or actively rendering services and will not be extended by any notice period mandated under local law. The Administrator shall have the exclusive discretion to determine when the Employee is no longer actively employed or actively rendering services for purposes of these Restricted Stock Units (including whether the Employee may still be considered to be actively rendering services while on leave of absence).
6.Payment after Vesting. Subject to paragraph 4, Restricted Stock Units that vest will be paid to the Employee (or in the event of the Employee’s death, to his or her legal heirs) in Shares (which may be in electronic form) as soon as practicable following the date of vesting, but in each such case no later than the date that is two-and-one-half months from the end of the Company’s tax year that includes the vesting date. Notwithstanding the foregoing, and if permitted by the Administrator, the Employee may elect to defer the payout of vested Restricted Stock Units by properly completing and submitting a Restricted Stock Unit Deferral Election to the Company in accordance with the directions on the Election form and such rules and procedures as shall be determined by the Administrator in its sole discretion, which rules and procedures shall comply with the requirements of Section 409A, unless otherwise expressly determined by the Administrator.
7.Death of the Employee. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the Employee’s legal heirs. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
8.Responsibility for Taxes. The Employee acknowledges that, regardless of any action the Company or, if different, the Parent or Subsidiary employing the Employee (the “Employer”) takes with respect to any or all income tax, social insurance, fringe benefit tax, payroll tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable to the Employee (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains his or her responsibility and may exceed the amount to be withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Shares upon settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Employee is subject to tax in more than one jurisdiction, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
If any tax withholding is required when Shares are issued as payment for vested Restricted Stock Units or, in the discretion of the Company, at such earlier time as the Tax-Related Items are due, the Company will withhold a portion of the Shares that has an aggregate market value sufficient to pay all Tax-Related Items. In addition and to the maximum extent permitted by law, the Company (or the Employer) has the right to retain without notice from any fees, salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any Tax-Related Items that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares or that are due prior to the issuance of Shares under the Restricted Stock Unit Award. Notwithstanding the foregoing, the Company, in its sole discretion, may require the Employee to make alternate arrangements satisfactory to the Company for payment of such Tax-Related Items before they arise.
To avoid negative tax consequences, if Tax-Related Items are satisfied by withholding in Shares otherwise issuable, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory rates or other applicable withholding rates, including maximum applicable rates, in which case the Employee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. In addition, if the obligation for Tax-Related Items is satisfied by withholding in Shares, the Employee is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Restricted Stock Units.
Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Employee with respect to the payment of any Tax-Related Items that the Company determines must be withheld or collected with respect to the Restricted Stock Units.
9.Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee. Except as provided in paragraph 12, after such issuance, recordation, and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
10.Nature of Grant. In accepting the grant, the Employee understands, acknowledges and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Restricted Stock Units grants, if any, will be at the sole discretion of the Company;
(d)the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time;
(e)the Employee is voluntarily participating in the Plan;
(f)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Employee’s employment contract, if any;
(g)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service the Employee may provide as a director of a Parent, Subsidiary or affiliate of the Company;
(i)the grant of the Restricted Stock Units and the Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Parent, Subsidiary or affiliate of the Company;
(j)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of the Employee’s status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or the terms of the Employee’s employment or service agreement, if any), and in consideration of the grant of the Restricted Stock Units to which the Employee is otherwise not entitled, the Employee irrevocably agrees never to institute any claim against the Company, the Employer or any other Parent, Subsidiary or affiliate of the Company, waives the Employee’s ability, if any, to bring any such claim, and releases the Company, the Employer and any other Parent, Subsidiary or affiliate of the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Employee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(l)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(m)neither the Company, the Employer nor any other Parent, Subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Employee’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Employee pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
11.No Advice Regarding Grant.
(n)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of the underlying Shares; and
(o)the Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
12.Changes in Shares. In the event that as a result of a stock dividend, stock split, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other reorganization, the Restricted Stock Units will be increased, reduced or otherwise changed, and by virtue of any such change the Employee will in his capacity as owner of unvested Restricted Stock Units which have been awarded to him (the “Prior Units”) be entitled to new or additional or different restricted stock units, cash, or securities (other than rights or warrants to purchase securities), such new or additional or different restricted stock units, cash, or securities will thereupon be considered to be unvested Restricted Stock Units and will be subject to all of the conditions and restrictions which were applicable to the Prior Units pursuant to this Agreement and the Plan. If the Employee receives rights or warrants with respect to any Prior Units, such rights or warrants may be held or exercised by the Employee, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested

Restricted Stock Units and will be subject to all of the conditions and restrictions which were applicable to the Prior Units pursuant to the Plan and this Agreement. The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional units, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.
13.Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of the Company’s Stock Administration Department, at Quantum Corporation, 224 Airport Parkway, Suite 550, San Jose, CA 95110, or at such other address as the Company may hereafter designate in writing.
14.Grant is Not Transferable. Except to the limited extent provided in paragraph 7 above, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
15.Data Privacy Notice. The Company, as data controller, hereby informs the Employee about the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this Agreement and any other Restricted Stock Unit grant materials and about the sharing of such personal data by and among, as applicable, the Company, the Employer and/or any other Parent, Subsidiary or affiliate of the Company (as identified in Appendix B) for the purpose of implementing, administering and managing the Employee’s participation in the Plan.
The Employee understands that the Company may hold certain personal data about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number) as permitted under applicable law, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”), for the purpose of implementing, administering and managing employee management, compensation, and benefits programs, including the Plan.
In most cases, the Company collects the Data directly from the Employee, although sometimes they may obtain it from alternative sources such as the Employer.
The processing and sharing of the Employee’s personal data for the above purposes is justified on the following legal bases: (i) the processing is necessary for the performance of a contract to which the Employee is a party or in order to take steps at the Employee’s request prior to entering into such contract, (ii) the processing is necessary to comply with a legal obligation to which the Company is subject to, and (iii) the processing is necessary for the purposes of the legitimate interests of the Company or of a third party, such as implementing and offering stock and annual incentive plan, which are not overridden by the Employee’s interests or fundamental rights and freedoms.
The Employee understands that Data will be transferred to E*Trade Financial Services, Inc. and any entity controlled by, controlling, or under common control with E*Trade Financial Services, Inc. (“eTrade’s affiliates”; and together with E*Trade Financial Services, Inc., “eTrade”), or such other stock plan service provider as may be selected by the Company in the future, acting on behalf and under the instructions of the Company, which is assisting the Company with the implementation, administration and management of the Plan. The Employee understands that the recipients of Data may be located in the United States or in other countries], and that the recipients’ country (e.g., the

United States) may have different data privacy laws and protections than the Employee’s country that may not be recognized by the European Commission as offering an adequate level of protection of personal data (no adequacy decision). In order to ensure an adequate level of protection for data transfers to countries that are not subject to an adequacy decision, the Company implements appropriate safeguards, including by way of certifying under the EU-US Privacy Shield or by entering into Standard Contractual Clauses (2010/87/EU and/or 2004/915/EC) as referred to in Art. 46 (5) GDPR or other adequate data transfer mechanism. The Employee understands that he or she may request a list with the names and addresses of any potential recipients of the Data, as well as a copy of the appropriate safeguards for the transfer, by contactingprivacy@quantum.com. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan, and for up to [10[ years after the end of the Employees’ participation in the Plan.
The Employee understands that, subject to the conditions set forth under applicable data protection law, the Employee may exercise his/her rights to request access to Data that the Company and the Employer hold about him/her, to request the rectification or erasure of any inaccurate Data, to object, on grounds relating to his or her particular situation, to the processing of his/her Data, to request the restriction of processing, as well as data portability, by contacting in writing privacy@quantum.com. The Employee also has the right to lodge a complaint with the competent supervisory authority.
Generally, the processing of the Data is necessary for the conclusion and/or performance of the Plan and the Employee is required to provide his or her Data, except in limited instances when the Company indicates that certain information is optional. If the requested Data is not provided, the Company may be unable to manage participation of the Employee in the Plan.
Finally, the Employee understands that, only if required for compliance with the data privacy laws in the Employee's country of residence, the Company will distribute a separate data privacy consent form to be executed by the Employee, either now or in the future. The Employee understands that participation in the Plan may not be possible if the Employee does not execute such separate data privacy consent form.

16.Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, an Employee’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.
17.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.
18.Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates (which may be in book entry form) for Shares payable under this Agreement prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator, in its sole discretion, will have determined to be necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Administrator, in its sole discretion, will have determined to be necessary or advisable; and (d) the lapse of such reasonable period of time following the vesting date of the Restricted Stock Units, as the Administrator may establish from time to time, for reasons of administrative convenience.
19.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to this or future grants of Restricted Stock Units by electronic means or to request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and, if requested, to accept this or future grants of Restricted Stock Units through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
20.Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
21.Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Employee, the Company, and all other interested persons. No person acting as the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
22.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
23.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
24.Modifications to the Agreement. This Agreement, together with the Employee’s Change of Control Agreement (or any similar severance or change of control arrangement), constitute the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained in the documents described in the preceding sentence. Notwithstanding the preceding, the Change of Control Agreement shall apply to this Award only to the extent provided in Exhibit A. Modifications to this Agreement or the Plan may be made only in an express written agreement executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with these Restricted Stock Units (including settlement or payment thereof), provided that no such revision may materially reduce the economic benefits provided or intended to be provided under this Agreement.
25.Language. If the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
26.Appendix. Notwithstanding any provisions in this Agreement, the Restricted Stock Unit grant shall be subject to any special terms and conditions set forth in any Appendix B to this Agreement for the Employee’s country. Moreover, if the Employee relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix B constitutes part of this Agreement.
27.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, or the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
28.Amendment, Suspension or Termination of the Plan. By accepting this award, the Employee expressly warrants that he or she has received a right to an equity based award under the Plan, and has received, read, and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.
29.Notice of Governing Law. This award shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws.
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California in United States of America, and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and in no other courts, where this grant is made and/or to be performed.
30.Waiver. The Employee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Employee or any other grantee.
31.Insider Trading Restrictions/Market Abuse Laws. The Employee acknowledges that, depending on his or her country, the Employee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares under the Plan during such times as the Employee is considered to have “inside information” regarding the Company (as defined by local laws in the Employee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Employee acknowledges that it is the Employee’s responsibility to comply with any applicable restrictions, and the Employee is advised to speak to his or her personal advisor on this matter.
32.Foreign Asset/Account Reporting; Exchange Controls. The Employee acknowledges that the Employee’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Employee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Employee’s country. The Employee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Employee also may be required to repatriate sale proceeds or other funds received as a result of the Employee’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Employee further acknowledges that it is the Employee’s responsibility to be compliant with such regulations, and the Employee should consult his or her personal legal advisor for any details.
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APPENDIX B - COUNTRY- SPECIFIC TERMS AND CONDITIONS
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restricted Stock Unit Agreement for Non-U.S. Employees, Appendix A or the Plan.
This Appendix B includes additional terms and conditions that govern the Restricted Stock Units granted to the Employee if the Employee works and/or resides in one of the countries listed herein. If the Employee is a citizen or resident of a country other than the one in which the Employee is currently working and/or residing, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the date of grant, the Company shall, in its sole discretion, determine to what extent the additional terms and conditional included herein will apply to the Employee under these circumstances.
This Appendix B also includes information regarding exchange controls and certain other issues of which the Employee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, income tax and other laws in effect in the respective countries as of May 2017. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Employee not rely on the information noted herein as the only source of information relating to the consequences of the Employee’s participation in the Plan because the information may be out of date at the time the Employee vests in Restricted Stock Units, acquires Shares or sells Shares acquired under the Plan.
In addition, the information is general in nature and may not apply to the Employee’s particular situation, and the Company is not in a position to assure the Employee of any particular result. Accordingly, the Employee is advised to seek appropriate professional advice as to how the relevant laws in the Employee’s country may apply to his or her situation.
If the Employee is a citizen or resident of a country other than the one in which the Employee is currently working and/or residing, is considered a resident of another country for local law purposes or transfers employment after the Restricted Stock Units are granted but prior to vesting of the Restricted Stock Units, the information contained herein may not be applicable in the same manner to the Employee.
Australia
Compliance with Laws. Notwithstanding anything in the Agreement to the contrary, you will not be entitled to, and shall not claim, any benefit under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in general meeting for the purpose of overcoming any such limitation or restriction.
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on behalf of the Employee.
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).
Belgium
Employer. The Employer in Belgium is Quantum Storage Belgium BV, Ottergemsesteenweg Zuid 803, 4th Floor, Gent, Belgium, 9000.
Foreign Asset/Account Reporting. Belgium residents must report any bank accounts opened and maintained outside of Belgium on their annual tax returns. In a separate report, Belgian residents must provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium at www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.
Stock Exchange Tax. From January 1, 2017, a stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax (currently at a rate of 0.35% with a cap of EUR 1,600 per single transaction) likely will apply when the Shares are sold. The Employee should consult with his or her personal tax advisor for additional details on his or her obligations with respect to the stock exchange tax.
Dividends. Once the Employee becomes a shareholder at vesting, he may receive dividends if the Company decides to distribute a dividend. If the Employee receives dividends, he will be subject to US withholding tax and, possibly, Belgian personal income tax. The Belgian tax treatment will depend on whether or not a Belgian withholding tax is applied and on the level of the Employee's overall dividend income. The Employee should consult with his or her personal tax advisor for additional details on his or her obligations with respect to dividends.
Withholding and reporting. With respect to units vested as from January 1, 2019 a Belgian employer has a reporting obligation through the annual fiscal voucher 281.10. With respect to units vested as from March 1, 2019 a Belgian employer has a withholding obligation.
Brazil
Compliance with Law. By accepting the Restricted Stock Units, the Employee acknowledges that the Employee agrees to comply with applicable Brazilian laws and report and pay any and all applicable taxes associated with the vesting of the Restricted Stock Units and the sale of Shares acquired under the Plan.
Nature of Grant. This provision supplements paragraph 9 of Appendix A:
By accepting the Restricted Stock Units, the Employee agrees that he or she is (i) making an investment decision, (ii) the Shares will be issued to the Employee only if the vesting conditions are met, and (iii) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to the Employee.
Foreign Asset/Account Reporting. Brazilian residents must submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights equals or exceeds US$100,000. If the aggregate value of such assets and rights exceeds US$100,000,000, Brazilian residents will be required to make such declarations on a quarterly basis. Assets and rights that must be reported include Shares. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.
Tax on Financial Transactions. If Brazilian residents repatriate the proceeds from the sale of Shares or receipt of any cash dividends and convert the funds into local currency, they may be subject to the Tax on Financial Transactions.
Canada
Payment after Vesting. This provision supplements paragraph 6 of Appendix A:
Notwithstanding any discretion contained in Section 8(d) of the Plan, the grant of Restricted Stock Units does not provide any right for the Employee to receive a cash payment and the Restricted Stock Units are payable in Shares only.
Involuntary Termination of Service. The following provision supplements paragraph 5 of Appendix A:

For purposes of these Restricted Stock Units, the Employee’s status as a Service Provider is interrupted (regardless of the reason for such termination and whether or not later found to be invalid or in breach of local labor laws or the terms of the Employee’s employment or service agreement, if any) effective as of the date that is the earlier of (1) the date on which the Employee’s status as a Service Provider is terminated; or (2) the date the Employee receives written notice of termination of his or her status as a Service Provider; or (3) the date the Employee is no longer actively providing services, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law). The Administrator shall have the exclusive discretion to determine when the Employee is no longer actively providing services for purposes of the Restricted Stock Units (including whether the Employee may still be considered to be actively rendering services while on leave of absence).
Securities Law Notification. The employee may not be permitted to sell within Canada the Shares acquired under the Plan. The employee may only be permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. Currently the Shares are listed on the New York Stock Exchange in the United States of America.
Foreign Asset/Account Reporting. Foreign specified property, including Shares, Restricted Stock Units, and other rights to receive shares (e.g., stock options) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of his or her foreign specified assets exceeds C$100,000 at any time during the year. Thus, such Restricted Stock Units must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because other foreign specified property is held by the Canadian resident. When Shares are acquired pursuant to the Restricted Stock Units, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily is equal to the fair market value of the Shares at the time of acquisition, but if the Employee owns other Shares, this ACB may have to be averaged with the ACB of the other Shares.
The following provisions apply if the Employee is a resident of Quebec:
Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Data Privacy. The following provision supplements paragraph 13 of Appendix A:
The Employee hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. The Employee further authorizes the Company, the Employer and/or any other Parent, Subsidiary or affiliate of the Company to record such information and to keep such information in the Employee’s employment file.
France
Language Consent. By accepting the grant of Restricted Stock Units and this Agreement, including Appendix A and Appendix B, which provides for the terms and conditions of the Restricted Stock Units, the Employee confirms having read and understood the documents relating to this Award (the Plan and this Agreement) which were provided in the English language. The Employee accepts the terms of those documents accordingly.
Consentement relatif à la langue utilisée. En acceptant l’attribution d’Actions Attribuées et ce Contrat, y compris l’Annexe A et Annexe B, qui contient les termes et conditions de les Actions Attribuées, le Bénéficiare confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été transmis en langue anglaise. Le Bénéficiare accepte ainsi les conditions et termes de ces documents.
Foreign Asset/Account Reporting. French residents must declare all cash or Shares held outside of France and any foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) on an annual basis on form No. 3916, together with their income tax return. Further, French residents with foreign account balances exceeding €1,000,000 may have additional monthly reporting obligations..
Germany
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. The German Federal Bank no longer accepts paper reports; all reports must be filed electronically using the “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) on the German Federal Bank’s website: www.bundesbank.de. In the event that German residents make or receive a payment in excess of this amount, they are responsible for complying with applicable reporting requirements.
Japan
Foreign Asset/Account Reporting. Japanese residents are required to report details of any assets (including any Shares acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50,000,000. The Employee should consult his or her personal tax advisor as to whether the reporting obligation applies to the Employee and whether the Employee will be required to include details of any cash, outstanding Restricted Stock Units or Shares held by the Employee in the report.
Korea
Exchange Control Information.  Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares or receipt of dividends in a single transaction to repatriate the proceeds to Korea within three years of the sale/receipt.
Foreign Asset/Account Reporting. Korean residents are required to declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the monthly balance exceeds a certain limit (currently KRW 1 billion or an equivalent amount in foreign currency) on any month-end date during a calendar year. The Employee should consult with his or her personal tax advisor to determine whether reporting is required with respect to the Employee’s foreign accounts and how to value such accounts for purposes of this reporting requirement.
Mexico
Acknowledgement of the Agreement. In accepting the Restricted Stock Units granted hereunder, the Employee acknowledges that the Employee has received a copy of the Plan, has reviewed the Plan and the Agreement, including Appendix A and Appendix B, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including Appendix A and Appendix B. The Employee further acknowledges that the Employee has read and specifically and expressly approves the terms and conditions of paragraph 10 of Appendix A, in which the following is clearly described and established:

(1)	The Employee’s participation in the Plan does not constitute an acquired right.

(2)	The Plan and the Employee’s participation in the Plan are offered by the Company on a wholly discretionary basis.

(3)	The Employee’s participation in the Plan is voluntary.

(4)	The Company or any Subsidiaries or affiliates of the Company are not responsible for any decrease in the value of the Restricted Stock Units or Shares issued under the Plan.
Labor Law Acknowledgement and Policy Statement. In accepting any Restricted Stock Units granted hereunder, the Employee expressly recognizes that the Company, with registered offices at 224 Airport Parkway, Suite 300, San Jose, California, 945110, U.S.A., is solely responsible for the administration of the Plan and that the Employee’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between the Employee and the Company since the Employee is participating in the Plan on a wholly commercial basis and the Employee is not employed by the Company. Based on the foregoing, the Employee expressly recognizes that the Plan and the benefits that the Employee may derive from participation in the Plan do not establish any rights between the Employee and the Employee’s employer; do not form part of the employment conditions and/or benefits provided by the Employee’s employer; and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Employee’s employment.
The Employee further understands that the Employee’s participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Employee’s participation in the Plan at any time without any liability to the Employee.
Finally, the Employee hereby declares that the Employee does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Employee therefore grants a full and broad release to the Company and its Subsidiaries, affiliates, shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Spanish Translation
Reconocimiento del acuerdo. Al aceptar las Unidades de Acciones Restringidas, el Trabajador reconoce que ha recibido una copia del Plan, que ha revisado el Plan y el Contrato, incluyendo el Anexo A y Anexo B en su integridad y acepta y reconoce los términos y condiciones del Plan y los Anexos A y B. El Empleado reconoce que ha leído y expresamente aprueba los términos y condiciones de la sección 10 del Anexo A en el que se establece claramente lo siguiente:

(1)	La participación del Empleado en el Plan no constituye un derecho adquirido.

(2)	El Plan y la participación en el Plan, se ofrecen por la Empresa en forma totalmente discrecional.

(3)	La participación del Empleado en el Plan es totalmente voluntaria.

(4)	La Empresa y cualquier subsidiaria o afiliada no son responsables por cualquier detrimento en el valor de las Unidades de Acciones Restringidas o Acciones emitidas en términos del Plan.
Legislación Laboral y Establecimiento de la Política: Al aceptar cualquier Unidad de Acciones Restringidas que sean emitidas, el Empleado expresamente reconoce que la Empresa, con domicilio registrado en 224 Airport Parkway, Suite 300, San Jose California, 95110, EE.UU. es la única responsable de la administración del Plan y que la participación del Trabajador y la adquisición de acciones no constituye relación laboral alguna entre el Trabajador y la Empresa, en virtud de que el Trabajador está participando en el Plan en términos de una relación de carácter comercial y que el Empleado no tiene relación de trabajo alguna con la Empresa. Basado en lo anterior, el Trabajador expresamente reconoce que el Plan y los beneficios que podría obtener de su participación en el mismo, no establecen ningún derecho entre Usted y su Patrón, que no forman parte de las condiciones de trabajo y/o beneficios otorgados por su Patrón, y que cualquier modificación del Plan o la terminación del mismo no deberán constituir modificación u obstáculo alguno de los términos y condiciones bajo los cuales se rige su relación de trabajo.
El Trabajador reconoce que su participación en el Plan es resultado de una decisión discrecional y unilateral de parte de la Empresa; en tal virtud, la Empresa se reserva el derecho absoluto de modificar y/o cancelar la participación del Trabajador en el Plan en cualquier momento sin responsabilidad alguna hacia el Trabajador.
Finalmente, el Trabajador expresamente declara que no se reserva acción legal ni derecho alguno que hacer valer en contra de la Empresa por concepto de cualquier contraprestación por daños o perjuicios derivados de cualquier disposición contenida en el Plan o de los beneficios derivados del Plan, por lo que el Trabajador en este acto otorga el finiquito más amplio disponible en derecho, a favor de la Empresa, sus subsidiarias, afiliadas, accionistas, oficiales, agentes o representantes legales con respecto de cualquier reclamación.
Netherlands
There are no country-specific provisions.
Russia
Exchange Control Information. The Employee must repatriate certain cash amounts received with respect to the Restricted Stock Units, including any dividend equivalents and proceeds from the sale of Shares that may be issued pursuant to the Restricted Stock Units, as soon as the Employee intends to use those cash amounts for any purpose, including reinvestment. The sale proceeds received must be initially credited to the Employee through a foreign currency account opened in the Employee’s name at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to a foreign bank in accordance to Russian exchange control laws.
Under an express statutory exception to the repatriation rules, cash dividends paid on the Shares can be paid directly to a foreign bank or brokerage account opened with a bank located in an OECD (Organization for Economic Co-operation and Development) or FATF (Financial Action Task Force) country. Further, as of January 1, 2018, cash proceeds from the sale of shares listed on one of the foreign stock exchanges on the list provided for by the Russian Federal law “On the Securities Market” can also be paid directly to a foreign bank or brokerage account opened with a bank located in an OECD or FATF country. Other statutory exceptions may apply.
Russian exchange control requirements are subject to change at any time, often without notice. The Employee should consult the Employee’s personal advisor before selling any Shares acquired under the Plan and remitting any sale proceeds to Russia, as significant penalties may apply in the case of non-compliance with exchange control requirement.
Foreign Asset/Account Reporting. Russian residents may be required to notify the Russian tax authorities within one month of opening or closing a foreign bank account, or of changing any account details. In addition, residents may be required to notify the Russian tax authorities of foreign account balances as of the beginning of each calendar year; and from January 1, 2015, they also may need to report transactions made through foreign accounts.
Securities Law Information. The Agreement, including Appendix A and Appendix B, the Plan and all other materials that the Employee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.
When the Employee acquires Shares upon vesting, the Shares will be held for the Employee in a U.S. brokerage account. The Employee will not be permitted to request share certificates and hold the certificates in Russia. The Employee may sell his or her Shares on a U.S. stock market, but is not permitted to sell shares in the Company directly to other Russian individuals.
U.S. Transaction. The Employee understands that his or her acceptance of the grant of Restricted Stock Units results in a contract between the Employee and the Company completed in the United States and that the Agreement is governed by the laws of the State of California without giving effect to the conflict of law principles thereof.
Labor Law Information. If the Employee continues to hold Shares after an involuntary termination of the Employee’s employment, the Employee will not be eligible to receive unemployment benefits in Russia.
Data Privacy. The following provisions supplement paragraph 13 of Appendix A, and to the extent inconsistent, the below language for Russia supersedes the language in paragraph 13 of Appendix A:
The Employee understands and agrees that the Company may require the Employee to complete and return a Consent to Processing of Personal Data form (the “Consent”) to the Company. If a Consent is required by the Company but the Employee fails to provide such Consent to the Company, the Employee understands and agrees that the Company will not be able to administer or maintain the Restricted Stock Units or any other awards. Therefore, the Employee understands that refusing to complete any required Consent or withdrawing his or her consent may affect the Employee’s ability to participate in the Plan. For more information on any required Consent or withdrawal of consent, the Employee may contact the US. Human resources representative.
Anti-Corruption Information. Certain individuals who hold public office in Russia, as well as their spouses and dependent children, are prohibited from opening or maintaining foreign brokerage or bank accounts and holding any securities, whether acquired directly or indirectly, in a foreign company (including Shares acquired under the Plan).
Singapore
Sale of Shares. The Shares subject to the Restricted Stock Units will not be offered for sale in Singapore prior to the six-month anniversary of the date of grant, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”).

Securities Law Information. The grant of Restricted Stock Units is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA and is not made with a view to the Restricted Stock Units or underlying Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Chief Executive Officer and Director Notification. If the Employee is the Chief Executive Officer or a director, associate director or shadow director of a Singapore Subsidiary or affiliate of the Company, the Employee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary or affiliate in writing when the Employee receives an interest (e.g., Restricted Stock Units) in the Company or any related companies. In addition, the Employee must notify the Singapore Subsidiary or affiliate when the Employee sells Shares of the Company or any related company (including when the Employee sells Shares acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Employee’s interests in the Company or any related company within two days of becoming the Chief Executive Officer or a director, associate director or shadow director.
Spain
Labor Law Information. This provision supplements paragraph 10 of Appendix A:
In accepting the award, the Employee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan. The Employee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Restricted Stock Units under the Plan to individuals who may be employees of the Company or a Parent, Subsidiary or affiliate of the Company throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any award will not economically or otherwise bind the Company or any of its Subsidiaries or affiliates on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, the Employee understands that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units or the Shares acquired pursuant to the Restricted Stock Units shall not become a part of any employment contract (either with the Company or any of its Subsidiaries or affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Employee understands that this award would not be made to the Employee but for the assumptions and conditions referred to above; thus, the Employee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then this award shall be null and void.
The Employee understands and agrees that, unless otherwise provided by the Plan, the termination of the Employee’s status as a Service Provider for any reason will automatically result in the forfeiture of unvested Restricted Stock Units in accordance with the provisions of the Plan and the Agreement. In particular, the Employee understands and agrees that, unless otherwise expressly provided for by the Company, vesting of the Restricted Stock Units will end if the Employee terminates employment by reason of, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido imporcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Exchange Control Information. Spanish residents must declare the acquisition, ownership and disposition of Shares to the Direccion General de Comercio e Inversiones (the “DGCI”), a department of the Ministry of Industry, Tourism and Commerce. Generally, the declaration must be made in January for Shares acquired or sold during (or owned as of December 31 of) the prior year; however, if the value of Shares acquired or sold exceeds €1,502,530 (or the Spanish resident holds 10% or more of the share capital of the Company or such other amount that would entitle him or her to join the Board), the declaration must be filed within one month of the acquisition or sale, as applicable.
Foreign Asset/Account Reporting. Spanish residents are required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities (including Shares acquired at vesting of the Restricted Stock Units) held in such accounts, and any transactions carried out with non-residents, if the value of the transactions for all such accounts during the prior year or the balances in such accounts as of December 31 of the prior year exceeds €1,000,000. More frequent reporting is required if such transaction value or account balance exceeds €100,000,000. If neither the total balances nor total transactions with non-residents during the relevant period exceeds €50,000,000, then a summarized form of declaration may be used.
In addition, Spanish residents must report assets or rights deposited or held outside of Spain (e.g., cash or Shares held in a bank or brokerage account) to the Spanish tax authorities on their annual tax returns. This reporting obligation is based on the value of those rights and assets as of December 31 and has a threshold of €50,000 per type of asset (bank account, Shares, real estate, etc.). After such assets or rights are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported asset or right increases by more than €20,000 or if the ownership of such asset or right is transferred or relinquished during the year.
Securities Law Information. The Restricted Stock Units and the Shares described in the Agreement do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including Appendix A and Appendix B) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Sweden
There are no country-specific terms and conditions.
Switzerland
Securities Law Information. The Restricted Stock Units are not intended to be publicly offered in or from Switzerland. The offer is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland. Neither this Agreement nor any other materials relating to the Restricted Stock Units constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this Agreement nor any other materials relating to the Restricted Stock Units may be publicly distributed or otherwise made publicly available in Switzerland. Neither this Agreement nor any other materials relating to the Restricted Stock Units have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).
United Kingdom
Payment after Vesting. This provision supplements paragraph 6 of Appendix A:

Notwithstanding any discretion contained in Section 8(d) of the Plan, the grant of Restricted Stock Units does not provide any right for the Employee to receive a cash payment and the Restricted Stock Units are payable in Shares only.
Tax Acknowledgment. Without limitation to paragraph 8 of Appendix A, the Employee hereby agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty's Revenue and Customs ("HMRC") (or any other tax authority or any other relevant authority). The Employee also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold on the Employee's behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

Exhibit A
MARKET-BASED RESTRICTED STOCK UNITS
The Market-based Restricted Stock Units (PSUs) are Restricted Stock Units that are subject to both market-based vesting requirements and time-based vesting requirements. Subject to the terms of this Agreement, the Market-based Restricted Stock Units will vest only if (i) the market goal(s) described below are satisfied and (ii) the time-based vesting requirements described below are met.
In order for the PSUs to become eligible to vest, the following performance goal(s) must be achieved:

a.
The PSUs will be earned if the average closing price of a share of the Company’s Common Stock on a national securities exchange (or, if not then listed on a national securities exchange, the OTC Markets) (an “Exchange”) as quoted in the Wall Street Journal during any 100 consecutive calendar days (the “100-Day Average Price”) during the periods specified below is at least the amount per share indicated below, subject to the LCC’s certification of the achievement of the applicable performance criteria and subject to Employee’s Continuous Status as an Employee through the later of the LCC certification date and the time-based vest date as follows:

i.
5,334 PSUs will satisfy the performance criteria if, at any time between January 1, 2020 and January 1, 2030, the 100-Day Average Price is at least $6.25 and the vest date will be the later of the LCC certification date and January 1, 2021.

ii.
An additional 5,333 PSUs will satisfy the performance criteria if, at any time between January 1, 2020 and January 1, 2030, the 100-Day Average Price is at least $7.00 and the vest date will be the later of the LCC certification date and January 1, 2022.

iii.
An additional 5,333 PSUs will satisfy the performance criteria if, at any time between January 1, 2020 and January 1, 2030, the 100-Day Average Price is at least $8.00 and the vest date will be the later of the LCC certification date and January 1, 2023.

If any of the performance criteria are not achieved by January 10, 2030, PSUs subject to such performance criteria will not vest and will instead be forfeited. Any unvested PSUs will be forfeited upon the earlier to occur of (i) January 10, 2030 or (ii) the date Employee’s Continuous Status as an Employee is terminated, to the extent unvested on such date.

Exhibit B

To the extent Employee entered into a Change of Control Agreement with the Company (as may be amended from time to time) and while Employee’s Change of Control Agreement remains effective, this Restricted Stock Unit Award will be subject to any vesting acceleration provisions set forth in the Employee’s then-effective Change of Control Agreement (including for example and without limitation, the vesting acceleration being subject to Employee entering into and not revoking a release of claims in favor of the Company).

Exhibit C
General Provisions

1.	General. The provisions of this Exhibit C apply to the Award.

2.	Definitions. As used herein, the following definition will apply:
(a)“Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of: (i) a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than three (3) months or re-employment upon the expiration of such leave is guaranteed by contract or statute; or (ii) notification by the Company of termination under a reduction-in-force. Termination of participation in the Plan in the case of a reduction-in-force shall be considered to have occurred upon the earlier of (x) the end of the employee’s continuation period, or (y) the first (1st) day after the three (3) month period immediately following the cessation of his or her employment services with the Company.

QUANTUM CORPORATION 2012 LONG TERM INCENTIVE PLAN
Data Privacy Notice

We, Quantum Corporation, 224 Airport Parkway, Suite 550, San Jose, CA 95110, grant selected employees of our company and employees of our subsidiaries equity awards under Quantum’s 2012 Long Term Incentive Plan (the “Plan”), at our sole discretion. Operating the Plan necessitates certain collection and usage of personal data, as more fully explained below.

Data Collection and Usage. We, as data controller, collect, process and use personal data of participants, including, name, home address and telephone number, date of birth, social insurance number or other identification number (as permitted under applicable law), salary, citizenship, job title, any shares of stock or directorships held in the Quantum Corporation, and details of all purchase rights, canceled, exercised, or outstanding in a participant's favor, which we receive directly from you or from your employer. If we offer you such an equity award pursuant to the Plan, then we will collect your personal data for purposes of implementing, administering and managing the Plan.

The processing and sharing of your personal data for the above purposes is justified on the following legal bases: (i) the processing is necessary for the performance of a contract to which you are a party, as participant, or in order to take steps at your request prior to entering into such contract, (ii) the processing is necessary to comply with a legal obligation to which Quantum is subject, and (iii) the processing is necessary for the purposes of our legitimate interests, such as implementing and offering stock and annual incentive plan for employees, which are not overridden by your interests or fundamental rights and freedoms.

Stock Plan Administration Service Providers. Quantum Corporation transfers participant data to E*Trade Financial Services, Inc., a third-party service provider based in the United States, acting on our behalf and as per our instructions, which assists us with the implementation, administration and management of the Plan. In the future, we may select a different service provider and share your data with another company that serves in a similar manner. Our service provider will open an account for you to receive and trade stock. You will be asked to agree to separate terms and data processing practices with the service provider, which is a condition to your ability to participate in and receive equity grants under our Plan.

International Data Transfers. We, Quantum Corporation, and our service providers are based in the USA. If you are outside the USA, you should note that your country has enacted data privacy laws that are different from the United States and that the destination country may not be recognized by the European Commission as offering an appropriate level of protection of personal data (no adequacy decision). In order to ensure an adequate level of protection for data transfers to countries that are not subject to an adequacy decision, we implement appropriate safeguards, including by way of certifying under the EU-US Privacy Shield [or by entering into Standard Contractual Clauses (2010/87/EU and/or 2004/915/EC) as referred to in Art. 46 (5) GDPR] or other adequate data transfer mechanism. .For example, the European Commission has issued a limited adequacy finding with respect to the USA that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which Quantum Corporation has joined. You may request a list with the names and addresses of any potential recipients of your personal data, as well as a copy of the appropriate safeguards for the transfer, by contacting privacy@quantum.com.

Data Retention. We will use your personal data only as long as necessary to implement, administer and manage your participation in the Plan or as required to comply with contractual, legal, or regulatory obligations, including under tax and securities laws. When we no longer need your personal data, which will generally be 10 years after you participate in the Plan, we will remove it from our systems. If we keep data 10 years or longer after you participated in the Plan, it is to satisfy our business, legal, or regulatory obligations and the relevant contractual obligations, laws, or regulations will form Quantum’s legal basis to do so.

Voluntariness and Consequences of Consent Denial or Withdrawal. Generally, the processing of your personal data is necessary for the conclusion and/or implementation, administration and management of your participation in our Plan and you are required to provide your personal data, except in limited instances when certain information is indicated as optional. Your refusal to provide your personal data may prevent us from performing our contractual obligations and may affect your ability to participate to the Plan.
Your participation in our Plan is purely voluntary. This would not affect your salary as an employee or your career; you would merely forfeit the opportunities associated with the Plan.

Data Subject Rights. You have a number of rights under data privacy laws in your country. Subject to the conditions set forth under data privacy laws in your country, your rights may include the right to (a) request access or copies of personal data we process and hold about you, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) portability of data, and/or (f) to lodge complaints with competent authorities in your country. To receive clarification regarding your rights or to exercise your rights please contact us at privacy@quantum.com.